Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on November 15, 2018

Registration Statement No. 333-206924-11

*Final Pricing* $1.0BN+ AmeriCredit Automobile Receivables Trust

Joint Leads: Citi (str.), Barclays, Societe Generale, Wells Fargo

Co-managers:  BB Securities, Credit Agricole, Goldman Sachs, Morgan Stanley

Selling Group:  Williams Capital

CL	AMT(MM)	WAL	MDY/D	L.Fin	BENCH	Sprd	Yld	CPN	$Price

A-1	$161.00	0.17	P-1/R-1(H)	11/18/19	IntL	+25	2.70676	2.70676	100.00000
A-2-A	$240.00	0.87	Aaa/AAA	1/18/22	EDSF	+25	3.135	3.110	99.99598
A-2-B	$65.00	0.87	Aaa/AAA	1/18/22	1mL	+25	1ml+25		100.00000
A-3	$261.45	2.09	Aaa/AAA	7/18/23	ISWPS	+35	3.407	3.380	99.99386
B	$78.95	2.98	Aa1/AA	10/18/24	ISWPS	+53	3.608	3.580	99.99672
C	$98.01	3.55	Aa3/A	10/18/24	ISWPS	+70	3.779	3.740	99.96825
D	$96.38	3.98	Baa2/BBB	11/18/24	ISWPS	+100	4.080	4.040	99.97895
E	$25.59	-Retained-

--No Grow--

*BBG Ticker:	AMCAR 2018-3
*Exp Ratings:	Moody’s & DBRS
*Timing:	Priced
*Registration:	SEC-Registered (Public)
*First Pay Date:	Dec. 18, 2018
*Settlement Date:	Nov. 21, 2018
*Pricing Speed:	1.5% ABS 10% call
*Denoms:	1k x 1k
*Erisa:	Yes
*B&D:	Citi

-Available Information-

*Preliminary Prospectus and Ratings Free Writing Prospectus (attached) *Deal Roadshow: https://urldefense.proofpoint.com/v2/url?u=http-3A_www.dealroadshow.com&d=DwIGaQ&c=j-EkbjBYwkAB4f8ZbVn1Fw&r =vLVWvIFUCo3SrPKsCR3ePg0bpLhg7qkPdx0BQhC5bl8&m=ajB9x1gdJZIA8WqS86AWIe_OZGY_d6PzgHZbCsfh380&s=rcvK2oS1F

7xCUHfJpeTOA23s7cqI9D3YbwX0NsFrv-E&e=

Password: AMCAR183 *Intexnet Dealname: xacar1803 Passcode: 4YB6

CUSIPS		/	ISINS:
A-1	03066M AA4	/	US03066MAA45
A2A	03066M AB2	/	US03066MAB28
A2B	03066M AC0	/	US03066MAC01
A3	03066M AD8	/	US03066MAD83
B	03066M AE6	/	US03066MAE66
C	03066M AF3	/	US03066MAF32
D	03066M AG1	/	US03066MAG15

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146 or by emailing prospectus@citi.com.